                                                                     Exhibit 5.1

                               February 22, 2000


ProsoftTraining.com
3001 Bee Caves Rd., Suite 100
Austin, TX 78746


          Re:  Registration Statement on Form S-3
               ----------------------------------

Gentlemen:

          We have acted as your legal counsel in the preparation of the Form S-3 Registration Statement ("Registration Statement") which has been filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 298,070 shares (the "Shares") of Common Stock, $.001 par value, of ProsoftTraining.com, a Nevada corporation (the "Company"). This opinion is delivered as to the Shares, of which 59,111 are currently issued and outstanding (the "Existing Shares"), and 238,959 (the "Warrant Shares") are issuable upon exercise of outstanding common stock purchase warrants (the "Warrants").

          As such legal counsel, we have made such legal and factual inquiries as we deemed necessary under the circumstances for the purposes of rendering this opinion. In reliance thereon, we are of the opinion that:

          (i) The Existing Shares have been legally and validly issued and are fully paid and nonassessable; and

          (ii) The Warrant Shares, when issued pursuant to the terms of the Warrants, shall be legally and validly issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                Sincerely,


                                                /s/ Hewitt & McGuire, LLP

                                                HEWITT & McGUIRE, LLP